Exhibit 99.2

Digital Turbine, Inc. [APPS]

Fiscal Fourth-Quarter 2017 Earnings Conference Call

Wednesday, June 14, 2017 4:30 PM ET

Company Participants:

Brian Bartholomew; SVP, Capital Markets and Strategy

Bill Stone; CEO

Barrett Garrison; EVP & CFO

Analyst Participants:

Mike Malouf; Craig-Hallum Capital Group

Brian Alger; Roth Capital Partners

Sameet Sinha; B. Riley & Co.

Ilya Grozovsky; National Securities Corporation

Shane Ortiz; BTIG, LLC

Presentation

Operator: Good afternoon and welcome to the Digital Turbine Fiscal Fourth-Quarter Conference Call. (Operator Instructions) Please also note that this event is being recorded.

I would now like to turn the conference call over to Mr. Brian Bartholomew, Senior Vice President of Capital Markets and Strategy. Please go ahead.

Brian Bartholomew: Thank you. Good afternoon and welcome to the Digital Turbine fiscal fourth-quarter 2017 earnings conference call. Joining me today to discuss our results are Bill Stone, CEO, and Barrett Garrison, our CFO.

Before we get started, I would like to take this opportunity to remind you that our remarks today will include forward-looking statements. These forward-looking statements are based on current assumptions, expectations and beliefs, including projected operating metrics, future products and services, anticipated market demand and other forward-looking topics. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. Except as required by law we undertake no obligation to update any forward-looking statements.

For a discussion of the risk factors that could cause our actual results to differ materially from those contemplated by our forward-looking statements please refer to the documents we've filed with the Securities and Exchange Commission.

Also during this call, we will discuss non-GAAP measures of our performance. Non-GAAP measures are not substitutes for GAAP measures. Please refer to today's press release for important information about the limitations of using non-GAAP measures as well as reconciliations of these non-GAAP financial results to the most comparable GAAP measures.

Now it is my pleasure to turn the call over to Mr. Bill Stone.

Bill Stone: Thanks, Brian, and thanks to all for joining.

I want to cover four main areas in my remarks. First are some macro comments about where I see our business today. Second will be closing out fiscal year 2017. Third are some operational updates for the current June quarter. And finally I will provide an update on our strategy on how we're leveraging our Ignite platform beyond just our DT Media business.

First I want to begin with our stated goals on previous calls, which is to make Digital Turbine a sustainably profitable business. I'm pleased to report that over the past few months gross profit dollars have exceeded cash operating expenses. We still have work to do to turn this into positive net income, but we've made material progress in building a profitable and sustainable business. It's taken us much longer than anticipated, but the combination of our O&O revenue ramp, expanding gross margins, and better cost discipline is now paying dividends.

Going forward, we expect the diversification of our revenues across many partners and migration to higher-margin O&O partners will continue this favorable trend. I'll provide some additional detail later in my remarks and Barrett will provide some more specific financial guidance.

Now let me turn to closing out 2017. Reflecting back on 2017, it was the year we made the pivot to scale our O&O business and took material steps in achieving profitability. The March quarter was the first in the history of Digital Turbine to generate positive cash flow from operations. Revenues for the O&O business were up 81% year over year.

We are now operating the O&O business at scale, delivering Ignite across many millions of devices per month. This was driven by solid performance with our largest North American partner, but also material growth from other partners such as AT&T and Cricket, America Movil and our open market program.

Our O&O gross profit contribution continues to diversify. Our largest North American operator partner was 38% of our gross profit in the March quarter, which compares to 45% in the December quarter and 81% in the March quarter last year.

Our A&P business revenues declined by 19% sequentially as we intentionally migrated resources away from the A&P business towards our O&O business. I'll talk about the strategic future of the A&P business later in my remarks. But, reflecting back on 2017, we changed our A&P business to focus on profitability. The team had great execution on the strategy and our A&P business is now profitable on a standalone basis.

Despite seasonality headwinds, our content and Pay business finished the March quarter at $7.2 million, which is up sequentially 18% from the December quarter. We saw many of our merchants begin marketing again in the March quarter, especially on Singtel's Optus network in Australia.

Let's now turn to the current June quarter, as I'd like to provide some real-time operational updates.

First, we successfully globally launched the Samsung Galaxy S8 in April. I was very pleased with our execution. It was tight and crisp and much improved from prior high-volume large device launches, holidays, Black Fridays, et cetera.

While I can't comment on specific S8 device sales, what I can say is that we have seen two offsetting factors on S8 volumes. First is that preorders and customer demand was much stronger than expectations. This was offset by fewer promotions by operators on the S8 compared to the S7 during the June quarter of last year. These factors have basically netted off one another, making the S8 perform as we forecasted it would.

The demand for S8 by advertisers was very strong. For example, in the United States we are seeing revenue per slot, or RPS, on the S8 of $0.44, which compares to RPS of $0.38, or 16% higher, on the S7 launch last year at the same time. In other words, advertisers are now paying higher prices for devices than they paid a year ago. This is a fundamental health metric of our business.

Now let me provide some updates by geography. First in the Americas, as part of our Ignite 3.0 offerings we have launched Blended Flow, with multiple slots on the AT&T S8 and S8+ devices. AT&T has been a great partner and they've been particularly excited about the strong Ignite results that they have seen on their Cricket brand. Cricket continues to exceed both our and AT&T's internal forecasts. We expect to launch this Blended Flow capability on all of the AT&T Ignite-eligible devices over the next 30 days. This has and will drive a material increase in our AT&T revenues.

Verizon continues to be a strong partner and we've expanded our relationship to now include their AppFlash product. AppFlash is Verizon's recommendation and search product, which is a right swipe off the home screen. Verizon is paying us a licensing fee for utilizing this functionality. So it is showing extra dimensions and a new revenue stream to our business model.

We'll continue to work closely with Verizon, AOL and Yahoo on a variety of additional initiatives and business models leveraging the Ignite platform. Look for those to launch later this year.

Our America Movil revenues continue to ramp and revenues were materially higher in March than December. And we expect current-quarter revenues to exceed March. We have worked through many of the technical and operational issues that have caused this account to be slow to ramp.

Other Americas partners, including U.S. Cellular and BLU are growing. In particular, we are excited about getting additional device volumes with BLU that should be beneficial later this fiscal year.

We expect to launch with T-Mobile as well later this calendar year. This account has taken longer than we had expected, but we're upbeat and optimistic about the prospects with them.

We are also eagerly anticipating our launch with TracFone later this year. TracFone, which is majority owned by America Movil, has approximately 25 million subscribers in the United States, including operating Walmart's wireless activities. To give investors a sense of TracFone's scale, they sell approximately the same number of Android devices as Sprint.

In Asia-Pacific, our India business continues to ramp with additional partners and products. We successfully launched advertising with Reliance Jio in addition to our current licensing model.

We have also recently launched with Indus. For those of you not familiar with Indus, they are the number 2 market share operating system in India, with actually more market share than Apple. The early results have been encouraging.

We have also recently launched with Micromax. Micromax is the second largest OEM in India, just behind Samsung. Our focus in India is now turning to securing and scaling the demand, as now the supply of home screens is ramping and scaling nicely.

And finally in India, we've terminated our deal with Airtel for Ignite, but are live and working with Airtel on Pay. We continue to be live with Ignite in many other markets and geographies, including the Philippines, Singapore and Australia.

In Europe/Middle East/Africa we continue to have strong relationships with Archos in Western Europe and Bouygues in France.

We made a joint decision to terminate our relationship with Deutsche Telekom, as the friction to ramp in each individual small country was not worth the opportunity costs involved. We continue to be in dialogue with Deutsche Telekom about other products and offerings, but have concluded our Ignite silent offering integrated with their homegrown app delivery platform just had too many technical, operational and political complexities to ramp quickly.

And finally, while not yet material on the overall results, we are seeing MTS revenues ramping sequentially in Russia in June.

And finally on the operational updates for our O&O business, as we've discussed on prior calls, the importance of how we monetize the open market or situations where customers are buying SIM cards from the operator and bringing their own device. Getting Ignite on these devices is key, and our business here is growing nicely, powered by brands such as Amazon and Yahoo that want to ensure their applications are on these open market devices.

In the September quarter this business was zero in gross margin. In December it was several hundred thousand dollars. And in March the gross margin dollars more than doubled from December.

We also attack this market through our OEM deals, such as BLU, Archos' cloud phone and most recently via Indus, Micromax and Motorola through our global Lenovo contract. We are excited to have a deal with Lenovo and all of their brands that move many tens of millions of devices per year. They are now live with Motorola on their new E series devices and expect to expand to other brands and devices later this fiscal year. I'm also pleased to report that we anticipate launching on Acer in the current quarter, beginning with their Android tablets.

I also want to call out a new deployment with Kogan in Australia that we anticipate being live in the September quarter. Kogan is the second largest retailer of mobile phones in Australia. And, while we don't expect this to be a large account, strategically we see this as a new distribution channel of migrating into retailers who sell mobile phones directly to consumers. We're going to be using this as a test bed to evaluate whether we want to further expand into retailers who sell open market devices.

I want to conclude my O&O operational comments with three key themes from all of this information. First, we are improving both our time-to-revenue for new partners and the revenue performance from our partners announced in 2016. Secondly, our focus is on three key geographies, including the United States, Latin America and India. And finally, we are focused on the open market opportunity as a material growth area for our business.

Turning to our A&P business, it now operates profitably, but off a much lower revenue base than prior quarters. We've recently began trials with our Ignite Delivers product to some of our A&P publishers. The results are early, but directionally very encouraging. We believe that if they continue this could be a nice catalyst to reignite growth in the A&P business, as Delivers is a differentiator that our other competitors do not offer.

Our content and Pay business is continuing its growth as Australian merchants have resumed marketing activities. We've launched in new markets and new carriers in Pakistan, Malaysia, Singapore and India. We expect to add a number of new markets over the next 90 days throughout Asia, Africa and the Middle East, leveraging our relationships with the Axiata Group and [Dot] who is a payments aggregator in the Middle East and Africa.

And before I turn it over to Barrett, let me conclude with a few strategic updates. At the B. Riley conference in May, I spent a considerable amount of time ensuring investors understand that we are a mobile platform company. This is important because we have many offerings off our Ignite platform, not just our DT Media business. And we know that investors reward platform companies with better valuations due to the ability to generate multiple revenue streams.

We are going to continue to update investors on our progress against these new revenue streams. But it's important to note that we have business models today that are revenue shares with advertisers, license fees for our software with operators, and some early payments and deliveries revenue off Ignite installs.

We can envision the model extending to new revenue streams with our monetization of data and additional screens beyond smartphones. The key is getting Ignite to the device. Once it's on the device, the platform has many options and models to leverage.

I'll continue to update you on our progress here, but the timing is right for investors to think both short term about our DT Media progress, but also begin understanding our long-term positioning and revenue ramp with these other businesses. We are building real franchise value. The business has achieved some major milestones since our last earnings call and my optimism about our business is at a 52-week high.

With that, I'll turn it over to Barrett.

Barrett Garrison: Thanks, Bill, and good afternoon, everyone.

As Bill mentioned, we're pleased with the progress we made in the quarter towards our primary objective of delivering sustainable profitability and generating positive free cash flows. We continue to see expanding gross margins and expense reductions leading to improving adjusted EBITDA, and are encouraged by the trajectory of our business leading into fiscal 2018.

For the fiscal year 2017 we reported $91.6 million in revenue, growth of 6% from prior year, and GAAP net loss of $0.36 per share as compared to a loss of $0.46 per share in the prior year.

Now let me turn to the specific financial performance in the quarter. Total revenue in the quarter of $22.4 million was up 1% sequentially and down 3% year on year.

Advertising revenue of $15.2 million decreased 6% sequentially from the seasonally strong fiscal third quarter. And within advertising, O&O revenue of $11.6 million decreased 1% sequentially and grew 46% year on year. Our continued O&O growth is driven by existing partners as well as new partners launched onto the platform.

Inside advertising, our legacy A&P revenue was $3.6 million in the quarter, down 19% sequentially and 49% year on year, and stabilizing near these lower revenue levels. As a reminder, we executed cost reductions in our A&P business at the end of fiscal Q3 and at the beginning of fiscal Q4. This important step to align our expense structure with these lower revenues enabled our A&P business to generate positive contribution margin in the quarter, where gross profits exceed our direct expenses.

Content revenue of $7.2 million in the quarter grew 18% sequentially and down 10% year on year. Revenues have leveled since being impacted from revisions to the opt-in policies at our largest DT Pay partner in fiscal second quarter, and we are encouraged by the growth in this quarter.

We experienced continued improvement in margins within the quarter, with non-GAAP gross margins expanding to 28% in the fourth fiscal quarter of 2017 as compared to 24% in the prior quarter and 25% in the fourth fiscal quarter 2016. This margin expansion is driven by a continued shift toward our higher-margin O&O business, combined with accretive margins produced from new O&O partners added to the platform, including traction with monetizing open market devices and higher-margin licensing revenue that Bill discussed earlier.

Expanding margins drove non-GAAP gross profit to increase $1 million sequentially to $6.2 million in the fourth quarter as compared to $5.2 million in the third quarter, on only modest revenue growth during the quarter.

Now turning to expenses, total operating expenses for the fourth quarter were $7.8 million, down $1 million from the third fiscal quarter and down 14% year on year. Total cash operating expenses in the quarter were $6.9 million, down from $7.4 million in the preceding quarter. This sequential reduction in cash expenses is driven largely from lower employment costs and a reduction in hosting technology costs, which were primarily offset by increases in marketing-related expenses due to our annual investment in the Mobile World Congress conference.

In addition to the cash expense reduction, non-cash expenses were sequentially lower in the quarter by approximately $600,000, driven largely by continued downward trending in our stock comp expenses.

Overall we are seeing lower expense levels resulting from the cost restructuring measures executed at the end of Q3 and the beginning of fiscal Q4 to more efficiently realign and rightsize our resources in pursuit of our path to profitability. While we're not providing quarterly expense guidance, I do like to call out that due to our March year-end fiscal period the Company typically incurs increased accounting expenses during the first fiscal quarter. These accounting costs are connected to annual audits, plus we are making investments to improve internal controls to ensure we remediate our material weaknesses in fiscal year 2018. These seasonal accounting costs have an impact on our G&A expenses.

Non-GAAP adjusted EBITDA loss for the fourth quarter of 2017 was a loss of $700,000 as compared to a loss of $2.1 million for the third fiscal quarter and a loss of $1.6 million for the fourth fiscal quarter of 2016. The improvement in adjusted EBITDA in the quarter is resulting from the margin expansion and the cost reduction benefits I referenced earlier, and performed ahead of our own internal expectations.

Net loss for the fourth quarter was $6.9 million, or a loss of $0.10 per share, based on 66.6 million weighted shares outstanding. This compares to a net loss of $5.8 million, or $0.09 per share, for the fiscal fourth quarter of 2016, on 66.3 million shares outstanding.

Included in our net loss for the quarter is a recorded loss of $2.6 million from the impact of a change in the fair value of derivative and warrant liabilities resulting from our convertible notes issued during this year. As a reminder, these derivative and warrant liabilities on our balance sheet will fluctuate as our stock price moves, and may have a material impact on our reported GAAP financials.

Now let's move to the balance sheet. We finished the quarter with $6.1 million in cash, an increase of $400,000 from our third fiscal quarter balance of $5.7 million. Operations generated about $800,000 in positive cash flow during the quarter, inclusive of a $2.7 million reduction in accounts receivables from the prior quarter and a $700,000 reduction in current liabilities from prior quarter.

Total long-term debt at quarter end was $9.7 million, consisting of the convertible notes maturing September 2020, which includes the outstanding principal of $16 million net of the $6.3 million in unamortized debt discount.

While we improve on the fundamentals of our business, my continued focus has been to strengthen our financial position. We evaluated several options to support our working capital needs, growth initiatives and ultimately the successful execution of our operating plan. We determined it was important to access incremental capital at a low cost to achieve these objectives.

Therefore, at the end of May the Company entered into a $5 million secured credit facility with Western Alliance Bank, with a two-year initial term and an interest rate based on prime plus 1.25% with a 4% floor. This new credit facility enables the Company to deliver on its planned business objectives in fiscal year 2018.

In conjunction with this new financing the Company amended its convertible notes to permit this secured debt, which required certain consents from the note holders. In consideration for these consents, note holders were offered the option to re-price the notes and warrants based upon the stock price 90 to 120 days from the amendment date, which the measurement period will be over the latter part of August to the latter part of the September month.

Now let me turn to our outlook for 2018. As Bill noted, all of the hard work our team did last year has positioned us for a strong fiscal year 2018. In that context, and based on our current trajectory, we expect the Company to generate positive full-year adjusted EBITDA in fiscal year 2018.

In terms of the current June quarter, while I'm not committed to quarterly guidance going forward, given where we are in the quarter with just a couple weeks left, I want to provide some color on our expected progress in the quarter. We currently expect the June quarter revenue to be approximately $25 million, along with continued sequential improvement in adjusted EBITDA.

With that, let me hand it back to the operator to open the call for questions. Operator?

Questions & Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions) Mike Malouf; Craig-Hallum Capital Group.

Mike Malouf: Thanks for all the color on the call. Bill, maybe we could just talk a little bit about open market. That sounds like it's doing well for you, especially coming out of basically zero in the September quarter. First off, can you talk a little bit about how many phones, rough numbers, that you're ramping on now and how that is growing, and a little bit more color?

And then second of all, how are the number of partners growing? I think you started with just Amazon. And how many partners are you working with now?

Bill Stone: Yes, first on devices, we continue to see devices ramp each quarter as devices get circulated through the system. And I would characterize it kind of low seven figures of devices, just to give you kind of a general target.

But we're seeing that number ramp as people exchange out S7s, give the S7 to the family member, recycle it, and then they get an S8. And then that S7 may have a SIM card popped in it from somebody else associated with it. So we're seeing a lot more of those in the system, and not just here in the United States but also in other geographies around the world. So we're quite excited about that in terms of the incremental revenue opportunity with it.

As far as the specific number of partners, I'd say right now, Mike, we're working with between 10 to 20 different partners on this. And our strategy is we'll continue to have some big brand names that people are familiar with, such as Amazon and Yahoo. And then stay tuned for some other announcements on that.

But really when we see these open market devices, we see an opportunity for a lot of utility-type apps. So if you think on the iPhone how you have things like weather and stocks and things like that, think similar on Android with — you have more generic utility apps, where we can do revenue share off the advertising inside those apps with the provider, or we can just go buy the apps ourselves and take all the revenue for ourselves, which we currently do with the flashlight app.

So lot of opportunities there in this space and just, again, another revenue stream off getting Ignite on the phone.

Mike Malouf: And when you say several hundred thousand in the December quarter, are you talking, what, 400,000 to 500,000 or 600,000 to 800,000? Can you just give us a little bit more clarity on that?

Bill Stone: Yes. So we're talking about kind of mid six figures, Mike.

Mike Malouf: Okay. Great. And so if you doubled off of 500,000, just to use that example, that would be $1 million of gross profit, which would basically be about 18% of your entire gross profit was generated in the March quarter through open market. That's pretty significant.

Bill Stone: It's definitely growing.

Mike Malouf: Okay, great. And then just one more follow-up question with regards to Ignite Direct.

Bill Stone: Delivers.

Mike Malouf: Delivers, sorry. Can you give us a little bit more color on how that relates to the Blended Flow on AT&T?

Bill Stone: Sure. Yes, so the Blended Flow is really the ability to do the wizard out of the box, so when you go and you get your phone and you can swap the apps you want at first boot, as well as being able to deliver apps silently behind the scenes, similar to how we do with Verizon. So to be able to do both of those versus just one or the other is what we call Blended Flow. And, as I mentioned earlier, that is now live with AT&T. We will continue to operate the wizard, but we also are now adding those incremental slots silently, which is materially improving the revenue performance with AT&T. So that's Blended Flow.

Ignite Delivers is really the capability where we can go to anybody who wants to get apps on the phone. So think people like Facebook, Twitter, Snap and a lot of other big and small companies that want to get apps directly to the consumer versus having to go to an app store to redeem those. We can do it with one click. So we just started that with some small publishers on our A&P business. It's early days — I don't want to get over our skis here — but the results are directionally encouraging. And so now it's up to us to see how we can grow and scale that business.

Mike Malouf: Okay, great. Thanks for taking my questions.

Operator: Brian Alger; Roth Capital.

Brian Alger: Congrats on a clean quarter, which is much appreciated. Want to follow up where you just left off with the Ignite Delivers. We talked a little bit about the potential of this when we were over in Spain at Mobile Congress. Curious as to how the partners are thinking about this in terms of rev share and the business arrangement on it. Obviously the potential of the product is pretty diverse. Wondering how from a business standpoint it's being approached.

Bill Stone: Sure. There's really two different ways we envision monetizing this. One will be through our existing A&P publishers. And just like today Uber can come to us and say, "Hey, we'll pay you $1 for every app install," and then we have to go out and find publishers like Weather Channel or CNN or Baidu or whoever, to run that traffic.

And that's a very competitive space. So one way we see improving monetization is, rather than — today what happens is our competitors may say, "Hey, I'll give you $1.01," and somebody says, "I'll give you $1.02," and that puts risk on margins. We can now say, "Hey, we can do it for $0.98 or $0.95 or $0.90" and thereby increasing our gross margins and getting more share of those campaigns. So it really becomes an extension of our A&P business where we can expand our gross margins with our existing A&P publishers. So that would be business model number one.

Business model number two would be where we do it as a transaction fee, basically where a publisher is improving their click-to-install rates or basically the ease by which consumers can get the apps to their phones. And that improvement means that they can therefore sell more app installs and so they'll basically pay us a transaction fee for their improvement in it. So almost think of it like a toll bridge that's saving them time and money.

Brian Alger: Okay. Just a clarification if I can on the transaction aspect of it. Because that's effectively their business and their monetization, I would presume it would then be a rev share off of their revenues. Is that correct?

Bill Stone: It could either be a rev share off their revenues or it could just be a simple transaction fee to say, "We're going to pay X cents for every app that goes on the phone through Digital Turbine's Ignite offering. And so those deals are being negotiated real time. I think the transaction model may be a little bit cleaner for folks. But we're talking about that real time right now.

Brian Alger: Okay, great. And then shifting gears a little bit, you discussed a little bit about getting paid for AppFlash. I was very pleased to hear that, obviously, given that another company's brand, or at least the company's name, is all over that software itself. I'm curious as to why Verizon is paying a license fee to you versus using a product from you instead.

Bill Stone: Yes, sure. So for those that — AppFlash is Verizon's search and recommendation product. Actually this morning on CNBC I heard Tim Armstrong talking about the product as part of a key [tenet] with the AOL and Yahoo integrations. And really what that product is is a way to help consumers search and discover apps more easily and more readily.

The issue is you've got to get the apps to the phone. And there isn't any way for them to do that today, so they're using the Ignite platform to handle that delivery and management for that product. So it's still early days I think on that product — again, some bullish comments on it this morning publicly. But we are getting paid a license fee for utilizing our app delivery capability with that product. And the point I want to make here for investors was it is showing improved dimensions and revenues streams off our core Verizon relationship.

Brian Alger: Great. And then just one last one. On the OEM business, obviously Lenovo and Indus with an operating system, they hold really, really big unit number figures. But how is that being monetized? How does that ultimately result in revenues for Digital Turbine?

Bill Stone: Yes. So with Indus it's a rev share off the applications that we deliver. And what we're seeing right now — it depends on the applications, but we see revenue per slot as high as $0.10 and as low as $0.02. But it depends on how many slots we're delivering, how many apps the consumers are selecting and so on.

So the first thing we needed to do, which is similar to how we started this business in the United States in the early days with Verizon is we needed to get the home screens, then we bring the demand. We did the same thing in Latin America. We had to get the home screens and now we're bringing the demand and the monetization is improving sequentially.

Now in India it's the same thing. We've got the home screens and now we're bringing the demand across. So we're really — now that we're seeing a nice ramp up in the home screens, we're really focused on how we can scale that demand.

Brian Alger: Great. Thanks. I'll get back in the queue.

Operator: Sameet Sinha; B. Riley.

Sameet Sinha: I apologize if my questions have been asked. I just joined the call a little late. Talking about next quarter's guidance, the incremental $2.5 million from last quarter. Assuming kind of a revenue per device of about $2, talking about 1.2 million, 1.3 million devices. But I'm assuming that much more than that has been sold — [of the Samsung] devices have been sold in this particular quarter. So if you can help us think about kind of the puts and takes between last quarter's revenue trends, revenue trends between the different business units and just help us model that appropriately.

And secondly, there seems to be a stream of more information about new (inaudible) units, whether you're talking about Delivers, talking about AppFlash, and all the other things that you spoke about. Can you talk about kind of the product development, where else you see the opportunity as you see the relationships mature and as your scale kind of develops on a worldwide basis?

Bill Stone: Yes, sure, Sameet. Let me take the second one and I'll turn it over to Barrett for the first one in terms of the current quarter.

Yes, really the key thing here is we see the most important thing is getting Ignite to the device. And once we have Ignite on the device, it can do a lot of really amazing things. One of them is us selling app installs to Ubers and Starbucks and eBays, et cetera, which everyone here is familiar with.

But now these licensing models that we're seeing — we started with Reliance Jio and Millicom in Latin America and now with AppFlash and some other opportunities that we have as another model. And then we have the opportunity as well to do this with Delivers which we just started, which is not us delivering — not us having a relationship with the advertiser, but still delivering the application to the device. Think of it more like UPS and making it simpler and easier than sending it through the Postal Service is really what that is, and capturing a premium for that efficiency to get the app to the phone. So we're very excited about that.

And then I touched on some of the other opportunities around data and pay and additional screens and things like that. But the key is getting Ignite to the device. And so what you're starting to see is a lot more dimensions around that. And as we start doing more of these transaction fees, it's something we're excited about from a gross margin perspective going forward. So stay tuned and we'll give you guys continued updates.

Barrett Garrison: Sameet, I think on your first question, it's kind of surrounding what are the catalysts getting us from where we ended to our guidance on the revenue of $25 million. Just a couple things we've been excited about — I'll end with the S8, but I'll start with the engagement with AT&T and the progress made there that Bill described with the silent and the blended being launched in the quarter.

The second element, just to kind of help you with on as it relates to the S8 devices and the growth we've seen there, those are — we've seen a number of — a few partners here that we're excited about launching the S8. And it was an end-of-April launch and so we've experienced almost a full quarter. And of course we've got a good comp to grow over from prior year.

But that growth is largely coming from the North American carriers. I'd say they make up the majority of that growth. Some is America Movil and of course we're excited about some of the open market growth. But I'd say largely most of that comes from the North American carriers.

Sameet Sinha: Thank you.

Operator: Ilya Grozovsky; National Securities.

Ilya Grozovsky: I just had a couple of questions. First on the housekeeping side, you gave the revenue per slot. Can you just repeat that again? I don't think I caught that.

Bill Stone: Yes. So, Ilya, what we talked about is the revenue per slot on the Verizon, AT&T and other U.S. Cellular combined was — let me make sure I'm not misspeaking here — was $0.44. And that compares to $0.38 on the S7 a year ago. So really the point we're trying to make here for investors is that the advertiser demand to be on the home screen on these flagship devices is something that's continuing to grow and develop. So we're quite excited about that because it's a fundamental health metric of the business.

Ilya Grozovsky: Got it. Okay. And then, so on the Q1 of $25 million with, like, two weeks left to go in the quarter, can you just give us a little bit of a sense of the mix that you're anticipating? Is the growth from the $22 million to the $25 million all in the O&O business and everything else is stable? Or is there growth anywhere other than O&O in Q1?

Barrett Garrison: Yes, so you know, Ilya, we wouldn't guide you by business unit. But certainly you'd take from our remarks we see A&P stabilizing. We've seen some modest growth with Pay. But it suggests the majority of our growth is coming from our flagship O&O and Ignite product, and across the areas that I described for Sameet earlier.

Ilya Grozovsky: Okay, got it. And then also you guys had talked about in I guess previous quarters kind of looking at strategic alternatives for the A&P business and maybe the content business. Given that they're both now pretty stable and you sound much more comfortable with them, is that still on the table? Or can you give us any update on what's going on there?

Bill Stone: Sure, Ilya. Yes, the short answer is I don't have any updates to provide on unlocking value on any of these legacy business, other than to say that there's definite interest in those businesses and that we're in the midst of many active conversations. We'll continue to update you guys on our progress, but to your point, the businesses are stabilizing. I touched on some of the levers of opportunity on the A&P businesses. So we're really looking at how we balance our short and long term here.

Ilya Grozovsky: Okay. And then my final question is, can you just give me a sense of how the Verizon AppFlash licensing, paying you a license fee, compares with the IQ product. Because I sort of — to me it seems like that's a competitive threat to IQ, that they could just license it rather than use your IQ. Is that essentially one and the same? Or is it competitive?

Bill Stone: Yes. No, it's not competitive. We really have gotten out of the IQ business. I mean, we still do some legacy revenues with T-Mobile here in the United States on that business. But for all intents and purposes we've focused our resources on Ignite and how can we use Ignite to help Verizon's AppFlash product be better and get the applications to their phones. So, yes, I definitely don't see it as a competitive threat there. What I see is us helping Verizon be successful in their quest to get the right apps to the right customers.

Ilya Grozovsky: Got it. Okay, thanks.

Operator: Shane Ortiz; BTIG.

Shane Ortiz: I was wondering what portion of your revenues are now coming from outside the United States or from clients besides Verizon and AT&T.

Barrett Garrison: Hi, Shane. This is Barrett. Can you repeat the question for us, please? You were [cutting out].

Shane Ortiz: Sure. I was wondering what portion of your revenues are now coming from outside the United States or from other clients besides Verizon and AT&T.

Barrett Garrison: Yes, so the large portion of it — if you think about our business units, obviously the majority of our Pay business, which was around $7 million in the quarter — we didn't disclose the Verizon account, but I'd say outside the country, inclusive of Pay, it's in the 50% to 60%.

Shane Ortiz: Great. Thank you.

Operator: Brian Alger; Roth Capital.

Brian Alger: Just following up on the cash side of things, Barrett. Nice job by the way, seeing a positive increase in cash quarter on quarter. It certainly was a surprise to me at least. You've talked about EBITDA positive for the full year fiscal year '18. You've talked about EBITDA improvement for the current quarter. Are there any major cash expenditures, CapEx or R&D investments, that we should be thinking about as far as affecting cash flow outside of the normal, call it, uses of working capital and just the P&L?

Barrett Garrison: Yes, I think — thanks, by the way — I think one of the areas that I tried to draw the attention to is we have our annual audit and some accounting expenses. I also noted the Company is making an investment in some of the controls environment that we'll see. Largely that will be spend, cash spend, that happens in the June quarter. But outside of that, I wouldn't point you to any significant cash investments throughout the year. Obviously we'd be opportunistic, but currently nothing I would point you to.

Brian Alger: Okay, great. And just looking at the cash flow statement, I do see that there was a impairment of intangible assets that popped up. You guys have trued that up in the past. Is that going to lead to a lower amortization number as we look at the 2018 P&L numbers?

Barrett Garrison: It will be, but it will be — it's modest.

Brian Alger: Okay, great. Thanks again, guys.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Bill Stone for any closing remarks.

Bill Stone: Great. Thank you very much for all of you joining and all of your support of the Company. We look forward to catching up with you guys again on our June earnings call, which we anticipate will be in the mid-August timeframe. Thank you.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.